Exhibit 10.2

Executive Separation Policy

(Amended as of March 29, 2012)

Purpose

Republic Services, Inc., its subsidiaries and affiliated and related entities (collectively, the “Company”) seeks to attract and retain the most qualified and capable professionals to serve in key executive positions to maximize the value of the Company for the benefit of the Company’s stockholders. To achieve this goal, the Company has established an Executive Separation Policy to provide such employees with financial security and sufficient incentive to accept and continue employment. This Policy describes the separation benefits that the Company will provide to key executives under certain circumstances if their employment ends. The Company also seeks to ensure that the separation process is handled professionally and efficiently.

Covered Employees

This Policy applies to (i) the Chief Executive Officer, (ii) the President, (iii) the Chief Operating Officer, (iv) the Chief Financial Officer, and (v) the General Counsel (each a “Senior Executive Officer” or “SEO”). It also applies to (i) Executive Vice Presidents (“EVP”), (ii) Senior Vice Presidents (“SVP”), (iii) Vice Presidents (“VP”), and (iv) Area Presidents (“AP”) (“Key Executive Employees or KEEs”). (SEOs and KEEs under this Policy will be referred to collectively as “Covered Executives”). The terms SEO and KEE are used solely for purposes of this Policy and not for any other purpose.

The Management Development and Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) may designate other persons holding other executive positions as Covered Executives under this Policy. Upon such designation, the Compensation Committee will specify the executive position category to be used under this Policy to determine the level of pay and benefits to be provided to the Covered Executive under this Policy.

Notwithstanding any provision in this Policy to the contrary, this Policy does not apply to any Covered Executive if the Covered Executive has an employment agreement, offer letter, or other agreement with the Company which governs the terms and conditions applicable to the Covered Executive’s separation from the Company and is in effect immediately prior to his or her termination of employment (“Employment Agreement”).

Employment Separation

Termination by Executive

The Covered Executive may terminate the employment relationship for any reason. If the Covered Executive terminates his or her employment for any reason, Covered Executive will be entitled to all earned but unpaid compensation for time worked through the termination date, to be paid by the Company within ten (10) days after the termination date.

Termination by Company for Cause

The Company may terminate the Covered Executive’s employment for Cause. If such termination occurs, the Covered Executive will be entitled to all earned but unpaid compensation for time worked through the termination date, to be paid by the Company within ten (10) days after the termination date.

Termination Without Cause

The Company may terminate the Covered Executive’s employment Without Cause. If the Company terminates the Covered Executive’s employment Without Cause, the Company will provide the following pay and benefits:

A. To a Senior Executive Officer:

(1) all earned but unpaid compensation for the time the SEO worked through the termination date, to be paid within ten (10) days after the termination date;

(2) an amount equal to 24 months of the SEO’s then current base salary in equal bi-weekly installments over twenty-four month (24) period beginning on the bi-weekly payroll date following the sixtieth (60th) day after the termination date or such later date as required under the Section 409A provisions set forth below;

(3) an amount equal to a prorated annual bonus. The amount of the prorated annual bonus will equal the amount of the annual bonus, if any, to which the SEO would have been entitled if the SEO was employed by the Company on the last day of the year that includes the termination date multiplied by a fraction equal to the number of days which have elapsed in such year through the termination date divided by 365. Such amount, if any, will be paid at the same time as annual bonuses are paid to current similarly situated SEOs of the Company;

(4) SEO’s stock options and other equity awards that remain outstanding as of the termination date will continue to vest and be exercisable as if SEO was employed during the one-year period following the termination date (or, if less, the remainder of the original term of the award);

(5) If the SEO and/or the SEO’s spouse and dependents are enrolled in the Company’s medical, dental and/or vision plan as of the termination date, the SEO and/or SEO’s spouse and dependents will continue to participate in those plans (whichever applicable) in accordance with the terms of such plans as they may be amended from time to time, at the same cost applicable to active

SEOs, until the earliest of: (i) the date SEO becomes eligible for any comparable medical, dental, or vision coverage provided by another employer, (ii) the date SEO becomes eligible for Medicare or any similar government-sponsored or provided health care program, or (iii) twenty four (24) months from the termination date.

B.	To a KEE:

(1) all earned but unpaid compensation for the time the KEE worked through the termination date, to be paid within ten (10) days after the termination date;

(2) an amount equal to one year of the KEE’s then current base salary in equal bi-weekly installments over a twelve (12) month period beginning on the bi-weekly payroll date following the sixtieth (60th) day after the termination date or such later date as required under the Section 409A provisions set forth below;

(3) an amount equal to a prorated annual bonus. The amount of the prorated annual bonus will equal the amount of the annual bonus, if any, to which KEE would have been entitled if the KEE was employed by the Company on the last day of the year that includes the termination date multiplied by a fraction equal to the number of days which have elapsed in such year through the termination date divided by 365. Such amount, if any, will be paid at the same time as annual bonuses are paid to current similarly situated KEEs of the Company;

(4) The KEE’s stock options and other equity awards that remain outstanding as of the termination date will continue to vest and be exercisable as if the KEE was employed during the one-year period following the termination date (or, if less, the remainder of the original term of the award); and

(5) If the KEE and/or the KEE’s spouse and dependents are enrolled in the Company’s medical, dental and/or vision plan as of the termination date, the KEE and/or the KEE’s spouse and dependents will continue to participate in those plans (whichever applicable) in accordance with the terms of such plans as they may be amended from time to time, at the same cost applicable to active KEEs (as applicable), until the earliest of: (i) the date the KEE becomes eligible for any comparable medical, dental, or vision coverage provided by another employer, (ii) the date the KEE becomes eligible for Medicare or any similar government-sponsored or provided health care program, or (iii) the first anniversary of the termination date.

Change in Control

If within one (1) year after a Change in Control, the Company terminates the Covered Executive’s employment Without Cause or the Covered Executive resigns for Good Reason, the Company will provide the following pay and benefits instead of the employment separation pay and benefits described above:

A. To a Senior Executive Officer:

(1) all earned but unpaid compensation for the time the SEO worked through the termination date, to be paid within ten (10) days after the termination date;

(2) (i) on the bi-weekly payroll date following the sixtieth (60th) day after the termination date or such later date as required under the Section 409A provisions set forth below, a lump sum amount equal to: (x) two years of the SEO’s then current base salary, and (y) two times the SEO’s target annual bonus, if any, as such target is set under the Company’s executive incentive plan, for the year in which the termination date occurs;

(3) The SEO’s stock options and other equity awards that remain outstanding as of the termination date will become 100% fully vested and exercisable on the termination date and remain exercisable for twelve (12) months following the termination date, but not beyond the original term of the option or other awards;

(4) If the SEO and/or the SEO’s spouse and dependents are enrolled in the Company’s medical, dental and/or vision plan as of the termination date, the SEO and/or the SEO’s spouse and dependents will continue to participate in those plans (whichever applicable) in accordance with the terms of such plans as they may be amended from time to time, at the same cost applicable to active SEOs, until the earliest of: (i) the date the SEO becomes eligible for any comparable medical, dental, or vision coverage provided by another employer, (ii) the date the SEO becomes eligible for Medicare or any similar government-sponsored or provided health care program, or (iii) the second anniversary of the termination date; and

(5) All long term incentive grants, if any, provided to the SEO will immediately vest as if all target performance levels had been met, as such targets are set under the Company’s executive incentive plan, and will be paid at target by the Company to the SEO (unless previously paid) at such time as the Company would have been required to make such payments if the termination of employment had not occurred.

B.	To an EVP or SVP:

(1) all earned but unpaid compensation for the time the EVP/SVP worked through the termination date, to be paid within ten (10) days after the termination date;

(2) on the bi-weekly payroll date following the sixtieth (60th) day after the termination date or such later date as required under the Section 409A provisions set forth below, a lump sum amount equal to: (x) two years of the EVP/SVP’s then current base salary, and (y) two times the EVP/SVP’s target annual bonus, if any, as such target is set under the Company’s executive incentive plan, for the year in which the termination date occurs;

(3) The EVP/SVP’s stock options and other equity awards that remain outstanding as of the termination date will become 100% fully vested and exercisable on the termination date and remain exercisable for twelve (12) months following the termination date, but not beyond the original term of the option or other awards;

(4) If the EVP/SVP and/or EVP/SVP’s spouse and dependents are enrolled in the Company’s medical, dental and/or vision plan as of the termination date, the EVP/SVP and/or the EVP/SVP’s spouse and dependents will continue to participate in those plans (whichever applicable) in accordance with the terms of such plans as they may be amended from time to time, at the same cost applicable to active EVPs or SVPs (as applicable), until the earliest of: (i) the date the EVP/SVP becomes eligible for any comparable medical, dental, or vision coverage provided by another employer, (ii) the date the EVP/SVP becomes eligible for Medicare or any similar government-sponsored or provided health care program, or (iii) the second anniversary of the termination date; and

(5) All long term incentive grants, if any, provided to EVP/SVP will immediately vest as if all target performance levels had been met, as such targets are set under the Company’s executive incentive plan, and will be paid at target by the Company to the EVP/SVP (unless previously paid) at such time as the Company would have been required to make such payments if the termination of employment had not occurred.

C.	To a VP or AP:

(1) all earned but unpaid compensation for the time VP/AP worked through the termination date, to be paid within ten (10) days after the termination date;

(2) on the bi-weekly payroll date following the sixtieth (60th) day after the termination date or such later date as required under the Section 409A provisions set forth below, a lump sum amount equal to: (x) one year of the VP/AP’s then current base salary, and (y) one times the VP/AP’s target annual bonus, if any, as such target is set under the Company’s executive incentive plan, for the year in which the termination date occurs;

(3) The VP/AP’s stock options and other equity awards that remain outstanding as of the termination date will become 100% fully vested and exercisable on the termination date and remain exercisable for twelve (12) months following the termination date, but not beyond the original term of the option or other awards;

(4) If the VP/AP and/or the VP/AP’s spouse and dependents are enrolled in the Company’s medical, dental and/or vision plan as of the termination date, the VP/AP and/or the VP/AP’s spouse and dependents will continue to participate in those plans (whichever applicable) in accordance with the terms of such plans as they may be amended from time to time, at the same cost applicable to active VPs or APs (as applicable), until the earliest of: (i) the date the VP/AP becomes eligible for any comparable medical, dental, or vision coverage provided by another employer, (ii) the date the VP/AP becomes eligible for Medicare or any similar government-sponsored or provided health care program, or (iii) the first anniversary of the termination date; and

(5) All long term incentive grants, if any, provided to VP/AP will immediately vest as if all target performance levels had been met, as such targets are set under the Company’s executive incentive plan, and will be paid at target by the Company to the VP/AP (unless previously paid) at such time as the Company would have been required to make such payments if the termination of employment had not occurred.

Eligibility For Separation Benefits

The Company’s obligations to provide any separation benefits under this Policy are contingent upon the following:

A. Covered Executive’s execution of the following documents in such form as provided by the Company and within the time required by the Company:

(1) a valid, enforceable, full and unconditional release of all claims whether known or unknown that the Covered Executive may have against the Company, its officers, fiduciaries, directors, agents, and other employees as of the termination date;

(2) the Company’s Noncompetition, Non-Solicitation, Confidentiality, and Arbitration Agreement;

B. After the Covered Executive’s termination date, except as required by applicable law or in the context of a legal proceeding, the Covered Executive will not directly or indirectly: 1) disparage or say or write negative things about the Company, its officers, directors, agents, or other employees; 2) initiate or participate in any discussion or communication that reflects negatively on the Company, its officers, directors, agents, or other employees; or 3) engage in any other activity that the Company considers detrimental to its interests. For purposes of this Policy, a disparaging or negative statement is any communication, oral or written, which would tend to cause the recipient of the communication to question the business condition, integrity, competence, fairness, or good character of the person or entity to which the communication relates; and

C. After the termination date, the Covered Executive’s reasonable assistance and cooperation with the Company concerning business or legal related matters about which Covered Executive possesses relevant knowledge or information. Such cooperation will be provided only at the Company’s specific request and will include, but not be limited to, assisting or advising the Company with respect to any business-related matters or any actual or threatened legal action (including testifying in depositions, hearings, and/or trials). In addition, the Covered Executive agrees to promptly inform the Company (by telephonic or written communication to Republic Services, Inc., Legal Department, 18500 North Allied Way, Phoenix, AZ 85054, phone number 480-627-2714) if any person or business contacts Covered Executive in an effort to obtain information about the Company; and

D. The Company’s obligation to pay separation pay and benefits under this Policy will cease immediately if the Company determines that Covered Executive failed to comply with any of the foregoing conditions.

Section 409A

For purposes of this Policy a termination of employment means a separation from service as defined under Section 409A of the Internal Revenue Code and accompanying Treasury Regulations (“Section 409A”). If at the time of the employment termination the Covered Executive is a “specified employee” as defined in Section 409A, and the deferral of the commencement of any payments or benefits otherwise payable as a result of such employment termination is necessary to avoid the additional tax under Section 409A, the Company will defer the payment or commencement of the payment of any such payments or benefits (without any reduction in such payments or benefits ultimately paid or provided to the Covered Executive) until the first bi-weekly payroll date that is at least six (6) months following the employment termination. Any payment amounts deferred will be accumulated and paid to the Covered Executive (without interest) on the first bi-weekly payroll date that is at least six (6) months after the employment termination in a lump sum, and the balance of payments due to the Covered Executive will be paid as otherwise provided in this Policy. Each bi-weekly payment will be designated as a separate payment for purposes of Section 409A. In the event that the Covered Executive is eligible to receive continuation of medical, dental and/or vision benefits under this Policy for a period of more than 18 months, such benefits will meet the following requirements: (i) the amount of expenses eligible for reimbursement provided to Covered Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Covered Executive in any other calendar year, (ii) the reimbursements for expenses for which Covered Executive is entitled to be reimbursed will be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iii) the right to reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit. This Policy will be interpreted and administered in accordance with Section 409A, although nothing in this Policy will be construed as an entitlement to or guarantee of any particular tax treatment to the Covered Executive.

Best Results Calculation

In the event that any payment, deemed payment or other benefit pursuant to this Policy, together with any other payment, deemed payment or other benefit the Covered Executive may receive under any other plan, program, policy, arrangement or agreement (collectively, “Payment”) would (a) constitute an “excess parachute payment” under section 280G of the Internal Revenue Code (the “Code”) (an “Excess Parachute Payment”), and (b) but for this paragraph would result in the imposition on the Covered Executive of an excise tax under section 4999 of the Code or similar provision of state or local law (the “Excise Tax”), then the Payment made to the Covered Executive shall either be (1) delivered in full, or (2) delivered in such amount thereby resulting in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, that results in the receipt by the Covered Executive on an after-tax basis the greatest amount of Payment, notwithstanding that all or some portion of such Payment may be taxable under section 4999 of the Code. In the event of a reduction as described in (2) above, the Covered Executive’s cash payments under this Policy shall be reduced to the extent necessary starting with the earliest scheduled payment, and such reduction shall not affect the timing of any payments that are not reduced.

ERISA Provisions

This Policy is intended to be a “top hat” welfare plan within the meaning of U.S. Department of Labor Regulation Section 2520.104-24. The claims procedure set forth in Section 2560.503-1 of such regulations are hereby incorporated by reference into this Policy.

Governing Law

The rights and obligations of the Covered Executives and the Company under this Policy will be governed and interpreted in accordance with the internal laws of the State of Arizona without regard to choice of law principles and to the extent not preempted by ER1SA.

Integration

Except as provided in the third paragraph under “Covered Employees” on Page 1 of this Policy, this Policy replaces all previous Employment Agreements, between the Covered Executive and the Company and constitutes the entire understanding between the Covered Executive and the Company with respect to the payment of pay and benefits upon termination of employment.

Reservation of Rights

Prior to a Change in Control, this Policy may be modified from time to time, or terminated in its entirety, in the sole discretion of the Compensation Committee. Any modifications made by the Compensation Committee for any Covered Executive will apply to all Covered Executives in the same executive position category for purposes of this Policy. Any modifications or the termination of this Policy will not affect the rights of Covered Executives whose termination date preceded the modification or termination. The Compensation Committee will have discretion to construe and interpret this Policy and its decisions will be final and binding on the Company, the Covered Executive and all other interested persons.

Miscellaneous

All payments to a Covered Executive will be reduced by any required withholdings of taxes. The Covered Executive’s rights and obligations under this Policy may not be assigned or transferred.

Definitions

Cause means (i) Covered Executive is convicted of or pleads guilty (or nolo contendere) to: (x) a felony, or (y) a crime involving moral turpitude; (ii) the Company determines that Covered Executive knowingly violated any of the Company’s policies, rules or guidelines; or (iii) the Company determines that Covered Executive willfully engaged in conduct, or willfully failed to perform assigned duties, the result of which exposes the Company to serious actual or potential injury (financial or otherwise).

Change in Control will mean the occurrence of any of the following on or after the Effective Date of this Policy:

(i) an acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the then outstanding common stock of the Company (“Shares”) or the combined voting power of the Company’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred pursuant to this subsection (a), Shares or Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) will not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” will mean an acquisition by (a) an employee benefit plan (or a trust forming a part thereof) maintained by (1) the Company or (2) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”), (b) the Company or any Related Entity, or (c) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

(ii) the individuals who, as of the Effective Date of this Policy, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board or, following a Merger Event which results in a Parent Corporation, the board of directors of the ultimate Parent Corporation (as defined in Paragraph iii (1) (a) below); provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director will, for purposes of this Policy, be considered as a member of the Incumbent Board; provided further, however, that no individual will be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle a Proxy Contest; or

(iii) the consummation of:

(1) a merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued (a “Merger Event”), unless such Merger Event is a “Non-Control Transaction.” A “Non-Control Transaction” will mean a Merger Event where:

(a) the stockholders of the Company immediately before such Merger Event own directly or indirectly immediately following such Merger Event at least fifty percent (50%) of the combined voting power of the outstanding voting securities of (x) the corporation resulting from such Merger Event (the “Surviving Corporation”) if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by another Person (a “Parent Corporation”), or (y) if there are one or more Parent Corporations, the ultimate Parent Corporation; and,

(b) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger Event constitute at least a majority of the members of the board of directors of (x) the Surviving Corporation, if there is no Parent Corporation, or (y) if there are one or more Parent Corporations, the ultimate Parent Corporation; and

(c) no Person other than (1) the Company, (2) any Related Entity, (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such

Merger Event was maintained by the Company or any Related Entity, or (4) any Person who, immediately prior to such Merger Event had Beneficial Ownership of fifty percent (50%) or more of the then outstanding Voting Securities or Shares, has Beneficial Ownership of fifty percent (50%) or more of the combined voting power of the outstanding voting securities or common stock of (x) the Surviving Corporation if there is no Parent Corporation, or (y) if there are one or more Parent Corporations, the ultimate Parent Corporation.

(2) a complete liquidation or dissolution of the Company; or

(3) the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Related Entity or under conditions that would constitute a Non-Control Transaction with the disposition of assets being regarded as a Merger Event for this purpose or the distribution to the Company’s stockholders of the stock of a Related Entity or any other assets).

Notwithstanding the foregoing, a Change in Control will not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities as a result of the acquisition of Shares or Voting Securities by the Company which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities which increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change of Control will occur.

In addition, a Change in Control will not be deemed to occur unless the event(s) that causes such Change in Control also constitutes a “change in control event,” as such term is defined in Section 409A.

Disability means Covered Executive’s incapacity due to physical or mental impairment that causes the Covered Executive to be absent from Covered Executive’s full-time duties for six consecutive months.

Effective Date means February 9, 2010.

Good Reason means a reduction in Covered Executive’s base salary, bonus opportunity, or title and applies only during the one-year period following a Change in Control.

Without Cause means a termination of Covered Executive’s employment by the Company other than (i) for Cause or (ii) because of the Covered Executive’s Disability or death.